Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Southern California Edison Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.90% First and Refunding Mortgage Bonds, Series 2023C Due 2026	457(r)	$400,000,000	99.890%	$399,560,000	.0001102	$44,031.51

Fees to Be Paid	Debt	5.875% First and Refunding Mortgage Bonds, Series 2023D Due 2053	457(r)	$700,000,000	99.786%	$698,502,000	.0001102	$76,974.92

	Total Offering Amounts					$1,098,062,000		$121,006.43

	Total Fees Previously Paid							—

	Net Fee Due							$121,006.43